Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2016 SECOND

QUARTER RESULTS

¡	Reports Second Quarter Earnings per Diluted Share of $0.10, Including Charges of $0.01 per Diluted Share

¡	Announces New $25 Million Share Repurchase Program

¡	Declares Quarterly Cash Dividend of $0.125 per Share

EL SEGUNDO, Calif., August 2, 2016 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2016 second quarter ended July 3, 2016.

For the fiscal 2016 second quarter, net sales were $241.4 million, compared to net sales of $240.4 million for the second quarter of fiscal 2015. As anticipated, net sales comparisons to the prior year were favorably impacted by the calendar shift from a 53-week fiscal year in 2015, which caused fiscal 2016 to begin one week later than fiscal 2015 and resulted in pre-Fourth of July holiday sales moving from the third quarter in fiscal 2015 to the second quarter in fiscal 2016, as well as by the calendar shift of the Easter holiday, during which the Company’s stores are closed, from the second quarter in fiscal 2015 to the first quarter in fiscal 2016. These calendar shifts benefited net sales comparisons to the second quarter of fiscal 2015 by approximately $6.8 million. Same store sales decreased 1.7% for the second quarter of fiscal 2016 versus the comparable 13-week period in the prior year. Same store sales comparisons were not materially impacted by the calendar shifts discussed above because same store sales comparisons are made on a comparable week basis.

Gross profit for the fiscal 2016 second quarter was $76.3 million, compared to $77.3 million in the second quarter of the prior year. The Company’s gross profit margin was 31.6% in the fiscal 2016 second quarter versus 32.1% in the second quarter of the prior year, reflecting an increase in distribution and store occupancy costs as a percentage of net sales, as merchandise margins were even with the second quarter of fiscal 2015.

Selling and administrative expense as a percentage of net sales was 29.9% in the fiscal 2016 second quarter versus 30.2% in the second quarter of the prior year. Overall selling and administrative expense for the quarter decreased $0.4 million from the prior year primarily due to proxy contest costs in 2015, partially offset by higher employee labor and benefit-related expense.

Net income for the second quarter of fiscal 2016 was $2.1 million, or $0.10 per diluted share, including $0.01 per diluted share for the write-off of deferred tax assets related to share-based compensation, compared to net income for the second quarter of fiscal 2015 of $2.6 million, or $0.12 per diluted share, including $0.03 per diluted share for a charge associated with the Company’s proxy contest.

For the 26-week period ended July 3, 2016, net sales were $475.9 million compared to net sales of $484.0 million in the first 26 weeks of last year. Net sales comparisons in the 26 weeks ended July 3, 2016 were favorably impacted by the calendar shift from a 53-week fiscal year in 2015, which caused fiscal 2016 to begin one week later than fiscal 2015 and resulted in pre-Fourth of July holiday sales moving from the third quarter in fiscal 2015 to the second quarter in fiscal 2016. This calendar shift benefited net sales comparisons to the first 26 weeks of fiscal 2015 by approximately $2.9 million. Same store sales decreased 1.8% in the first 26 weeks of fiscal 2016 versus the comparable period last year. Same store sales comparisons were not materially impacted by the calendar shift discussed above because same store sales comparisons are made on a comparable week basis. Net income for the first 26 weeks of fiscal 2016 was $1.0 million, or $0.05 per diluted share, including $0.04 per diluted share of charges for the write-off of deferred tax assets related to share-based compensation, compared to net income of $4.9 million, or $0.22 per diluted share, including $0.06 per diluted share of charges for a legal settlement and expenses associated with the Company’s proxy contest, for the first half of fiscal 2015.

“We are pleased to exceed our second quarter earnings guidance in a highly competitive and promotional retail environment,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While sales across all of our major product categories of hardgoods, footwear and apparel were negatively impacted by the liquidation efforts of Sports Authority and Sport Chalet in our markets, we held merchandise margins flat with the prior year period and maintained tight control of our expenses and inventory. We ended the quarter with per-store inventories down 9.1% from the prior year and we reduced borrowings under our credit facility by 19% to $57.4 million compared to the second quarter of fiscal 2015.”

Mr. Miller continued, “We are off to a strong start in the third quarter, with same store sales for the quarter to date up in the high mid-single-digit range as we are beginning to benefit from numerous competitive store closures in our markets and customer recognition of the convenience, strong product assortment and value that Big 5 Sporting Goods offers. We are very focused on positioning our merchandise mix and promotional efforts to take full advantage of the opportunities that this competitive rationalization provides. Our confidence in the strength of our business model and our continuing commitment to return value to shareholders is reflected in the new $25 million share repurchase program that we announced today.”

New Share Repurchase Program

The Company’s Board of Directors has authorized a new share repurchase program for the purchase of up to $25.0 million of the Company’s common stock. This program replaces the Company’s previous share repurchase program, under which $2.9 million remained available for repurchases. Under the current authorization, the Company may purchase shares from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission. However, the timing and amount of such purchases, if any, would be at the discretion of the Company’s management and Board of Directors, and would depend on market conditions and other considerations.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.125 per share, which will be paid on September 15, 2016 to stockholders of record as of September 1, 2016.

Guidance

For the fiscal 2016 third quarter, the Company expects same store sales to be in the positive mid to high single-digit range and earnings to be in the range of $0.23 per diluted share to $0.30 per diluted share. The Company expects fiscal third quarter net sales comparisons to the prior year to be adversely impacted by approximately $9.0 million, or approximately $0.08 to $0.09 per diluted share, as a result of the calendar shift from a 53-week year in fiscal 2015, which resulted in pre-Fourth of July holiday sales moving from the third quarter in fiscal 2015 to the second quarter in fiscal 2016. This anticipated impact is reflected in the Company’s earnings guidance for the fiscal 2016 third quarter, but it is not reflected in the Company’s same store sales guidance for the period because the Company reports same store sales on a comparable week basis. The Company’s earnings guidance for the third quarter also reflects a charge of approximately $0.04 per diluted share related to store closings.

Store Openings

During the second quarter of fiscal 2016, the Company opened two new stores and closed one store, ending the quarter with 435 stores in operation. During the fiscal 2016 third quarter, the Company anticipates opening two new stores and closing five stores. For the fiscal 2016 full year, the Company currently anticipates opening approximately five to eight new stores and closing approximately ten stores.

Conference Call Information

The Company will host a conference call and audio webcast today, August 2, 2016, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the second quarter of fiscal 2016. To access the conference call, participants in North America should dial (888) 224-1075, and international participants should dial (913) 312-0861. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 9, 2016 by calling (877) 870-5176 to access the playback; passcode is 3635124.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 435 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended July 3, 2016. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	July 3, 2016	January 3, 2016
ASSETS
Current assets:
Cash	$8,145	$7,119
Accounts receivable, net of allowances of $37 and $61, respectively	13,314	14,180
Merchandise inventories, net	304,535	299,446
Prepaid expenses	13,967	12,185

Total current assets	339,961	332,930

Property and equipment, net	79,180	82,036
Deferred income taxes (1)	21,551	23,402
Other assets, net of accumulated amortization of $1,332 and $1,244, respectively	2,186	2,228
Goodwill	4,433	4,433

Total assets	$447,311	$445,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,730	$89,961
Accrued expenses	59,989	69,524
Current portion of capital lease obligations	1,239	1,435

Total current liabilities	165,958	160,920

Deferred rent, less current portion	18,137	19,516
Capital lease obligations, less current portion	1,826	2,392
Long-term debt	57,387	54,846
Other long-term liabilities	9,259	8,524

Total liabilities	252,567	246,198

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,673,077 and 24,562,799 shares, respectively; outstanding 22,024,360 and 21,917,982 shares, respectively	247	246
Additional paid-in capital	112,670	112,236
Retained earnings	114,513	118,998
Less: Treasury stock, at cost; 2,648,717 and 2,644,817 shares, respectively	(32,686)	(32,649)

Total stockholders’ equity	194,744	198,831

Total liabilities and stockholders’ equity	$447,311	$445,029

(1) In the first quarter of fiscal 2016, the Company elected to retrospectively early adopt ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires that deferred tax liabilities and assets be classified as non-current in a classified balance sheet. Accordingly, deferred tax assets in the amount of $11.1 million, which were previously classified as current assets as of January 3, 2016, were reclassified to non-current deferred income tax assets to conform to current year presentation.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net sales	$241,409	$240,407	$475,937	$483,962
Cost of sales	165,152	163,131	328,715	330,002

Gross profit	76,257	77,276	147,222	153,960
Selling and administrative expense (1) (2)	72,259	72,653	143,478	145,115

Operating income	3,998	4,623	3,744	8,845
Interest expense	429	412	881	815

Income before income taxes	3,569	4,211	2,863	8,030
Income taxes (3)	1,445	1,633	1,858	3,138

Net income (1) (2) (3)	$2,124	$2,578	$1,005	$4,892

Earnings per share:
Basic	$0.10	$0.12	$0.05	$0.22

Diluted (1) (2) (3)	$0.10	$0.12	$0.05	$0.22

Dividends per share	$0.125	$0.10	$0.25	$0.20

Weighted-average shares of common stock outstanding:
Basic	21,646	21,835	21,614	21,822

Diluted	21,740	21,965	21,784	22,012

(1) In the second quarter and first half of fiscal 2015, the Company recorded pre-tax charges of $1.1 million and $1.6 million, respectively, related to a publicly-disclosed proxy contest. These charges reduced net income by $0.7 million, or $0.03 per diluted share, and $1.0 million, or $0.05 per diluted share, respectively.

(2) In the first quarter of fiscal 2015, the Company recorded a pre-tax charge of $0.4 million related to a legal settlement. This charge reduced net income by $0.2 million, or $0.01 per diluted share.

(3) In the second quarter and first half of fiscal 2016, the Company recorded charges of $0.2 million and $0.8 million, respectively, to write off deferred tax assets related to share-based compensation. These charges reduced net income per diluted share by $0.01 and $0.04, respectively.